Exhibit 99.1

Encore Sells Baycorp to Credit Corp Group
Sale Underscores Encore’s Continued Focus on Market Leadership in the U.S. and U.K.

SAN DIEGO, August 15, 2019 — Encore Capital Group, Inc. (Nasdaq: ECPG), an international specialty finance company, announced today that it has completed the sale of its Baycorp subsidiary to Credit Corp Group, a debt purchaser and debt collection company headquartered in Sydney, Australia. Baycorp specializes in the management of non-performing loans in Australia and New Zealand and provides portfolio management services for non-performing debts.

“Today’s transaction is another meaningful step for Encore as we focus our company and its resources on the U.S. and the U.K., the two most important markets in our industry,” said Ashish Masih, Encore’s President and CEO. “Last year we acquired the remaining interest in Cabot to increase our focus on Europe, and in particular on the U.K., where our debt buying and servicing capabilities comprise one of the industry’s strongest platforms. At the same time, conditions in our core U.S. market have improved and are providing higher returns. Further, given the credit cycle and the rise in consumer indebtedness in both the U.S. and U.K., we believe both markets are poised for an increase in supply. Accordingly, we prioritized the divestiture of Baycorp in order to focus on market leadership in the U.S. and U.K.”

Baycorp was a component of Encore’s Latin America and Asia-Pacific (LAAP) operations, which have not been significant to the Company’s total consolidated operating results. The transaction announced today eliminates the last of Encore’s acquired operating platforms outside of the United States and Europe. Encore continues to build its presence in the India debt buying market through the Encore Asset Reconstruction Company, which was launched as a joint venture.

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases or services portfolios of receivables from major banks, credit unions and utility providers.

Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com. More information about the Company’s Midland Credit Management subsidiary can be found at http://www.midlandcreditonline.com. More information about the Company's Cabot Credit Management subsidiary can be found at http://www.cabotcm.com. Information found on the company’s, MCM’s, or Cabot’s website is not incorporated by reference.

Contact
press@encorecapital.com

Bruce Thomas, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com